Exhibit 99.1

NEWS RELEASE
ROTTERDAM, The Netherlands, July 29, 2011
LyondellBasell Reports Second-Quarter 2011 Results
Margin Expansion and Consistency Across Quarter
Drive Excellent Results
Second-Quarter 2011 Highlights
•	Net income of $804 million; Diluted earnings per share of $1.38

•	Quarterly EBITDA of $1,553 million; 11 percent increase from first quarter 2011

•	Sales of $14.0 billion, a 15 percent increase from first quarter 2011

•	Margin expansion in global olefins, U.S. refining and oxyfuels businesses

•	Majority independent Supervisory Board in place with addition of four new members

•	Initiated dividend
     LyondellBasell Industries (NYSE: LYB) today announced net income for the second quarter 2011 of $804 million, or $1.38 per share. Second-quarter 2011 EBITDA was $1,553 million, an 11 percent increase from the first quarter 2011. Sales in the second quarter were $14,042 million, an increase of 15 percent from the prior quarter.
     Comparisons with the prior quarter are available in the following table.
Table 1 — Earnings Summary(a)

	Three months ended		Six months ended
Millions of U.S. dollars (except share data)	June 30, 2011	March 31, 2011	June 30, 2011
Sales and other operating revenues	$14,042	$12,252	$26,294
Net income(b)	804	663	1,467
Diluted earnings per share (U.S. dollars)	1.38	1.15	2.56
Diluted share count (millions)	575	569	569
EBITDA(c)	1,553	1,402	2,955

(a)	Net income and EBITDA are calculated using the LIFO (Last-In, First-Out) method of inventory accounting.

(b)	Represents net income attributable to shareholders of LyondellBasell Industries. See Table 11.

(c)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to net income.

     During the second quarter 2011, results improved over a very strong first quarter 2011. Improvements in the performance of global olefins, U.S. refining and oxyfuels were most notable. Financial performance was generally consistent across the quarter.
     In addition, results reflect the following:
Table 2 — Charges (Benefits) Included in Net Income

	Three months ended		Six months ended
Millions of U.S. dollars (except share data)	June 30, 2011	March 31, 2011	June 30, 2011
Pretax charges (benefits):
Reorganization items	$28	$2	$30
Sale of precious metals	(41)	—	(41)
Corporate restructurings	61	—	61
Environmental accruals	16	—	16
Warrants — mark to market	(6)	59	53
Impairments	13	5	18
Premiums and charges on early repayment of debt	12	—	12
Insurance settlement	—	(34)	(34)
Total pretax charges (benefits)	83	32	115
Provision for (benefit from) income tax related to these items	(21)	11	(10)
After-tax effect of net charges (credits)	62	43	105
Effect on diluted earnings per share	(0.11)	(0.08)	(0.18)
     “During the second quarter, we continued to demonstrate the earnings potential of our company as margins increased over already strong first-quarter levels,” said LyondellBasell Chief Executive Officer Jim Gallogly. “Our EBITDA of more than $1.5 billion brings our first half EBITDA to nearly $3 billion.”
     “In U.S. olefins, we continued to optimize plant operations across our assets, taking advantage of low-cost natural gas liquids while at the same time completing major maintenance activities at one of our Channelview olefins plants. Improved cracker and butadiene margins led to solid European olefins results,” added Gallogly. “Our Intermediates & Derivatives segment continued its strong, stable performance. Our Refining & Oxyfuels segment captured margin through improved operations and the purchase of advantaged crude oils for the Houston refinery while oxyfuels volumes increased and spreads widened during the summer driving season,” Gallogly said.
     “The Supervisory Board now consists of a majority of independent directors following the election of four new members in May. During the second quarter, in addition to repaying 10 percent of our 8 percent Notes, we also paid our first dividend to shareholders,” added Gallogly.
OUTLOOK
     “Following a very strong first half of the year, we remain positive about the balance of 2011,” commented Gallogly. “The Chinese polyolefins market is giving indications that it is recovering from its

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soft patch and although U.S. and European polymer markets are still adjusting to this disruption, we are entering a period of significant industry maintenance. Since our key U.S. maintenance projects have been completed for the year, we should be the beneficiary of tightened supply/demand conditions and any opportunities that this may create,” continued Gallogly.
     “Most importantly, the fundamentals that created strong first-half results remain intact,” Gallogly said. “Specifically, we continue to benefit from the favorable ratio of U.S. natural gas prices to crude oil prices. The flexibility within our assets makes us particularly well suited to benefit from this environment. Additionally, our Houston refinery’s ability to process discounted heavy crude oils further enhances our favorable position. The benefits we capture in this environment are clearly visible in our first half results. These fundamentals are expected to continue into the foreseeable future.”
LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
     LyondellBasell operates in five business segments: 1) Olefins & Polyolefins — Americas; 2) Olefins & Polyolefins — Europe, Asia, International; 3) Intermediates & Derivatives; 4) Refining & Oxyfuels; and 5) Technology.
Olefins & Polyolefins — Americas (O&P-Americas) — The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.
Table 3 — O&P—Americas Financial Overview(a)

	Three months ended		Six months ended
Millions of U.S. dollars	June 30, 2011	March 31, 2011	June 30, 2011
Operating income	$509	$421	$930
EBITDA	578	484	1,062

(a)	Operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended June 30, 2011 versus three months ended March 31, 2011 — O&P-Americas segment EBITDA increased $94 million versus the first quarter 2011. Olefins profitability improved approximately $130 million despite the approximately $75 million lost opportunity cost of the scheduled maintenance activity at one of our Channelview olefins plants and an approximately $25 million weather related lost opportunity cost at our Morris, Ill. facility. An ethylene sales price increase of approximately 9 cents per pound was partially offset by an approximately 2 cents per pound increase in the company’s average cost-of-ethylene-production metric. Higher monomer prices contributed to an approximately $50 million decline in polyethylene (PE) results as sales price increases lagged monomer price increases. Polypropylene (PP) profits for the second quarter 2011 increased approximately $10 million versus the first quarter 2011. Total polyolefins sales volumes were relatively unchanged from the prior period.

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Olefins & Polyolefins — Europe, Asia, International (O&P-EAI) — The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.
Table 4 — O&P—EAI Financial Overview(a)

	Three months ended		Six months ended
Millions of U.S. dollars	June 30, 2011	March 31, 2011	June 30, 2011
Operating income	$207	$179	$386
EBITDA	275	333	608

(a)	Operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended June 30, 2011 versus three months ended March 31, 2011 — O&P-EAI segment EBITDA increased $95 million versus the first quarter 2011 after excluding a second-quarter 2011 joint venture dividend decline of $91 million and approximately $60 million of accruals related to a proposed European staff reorganization and possible environmental remediation charges. Olefins results improved approximately $95 million from the first quarter 2011 due to significantly improved cracker and butadiene margins. Production volumes were relatively unchanged between the periods. Polyethylene results were approximately equal to the prior period while combined polypropylene and polypropylene compounds results improved approximately $10 million from the first quarter 2011.
Intermediates & Derivatives (I&D) — The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls, and ethylene oxide and its derivatives.
Table 5 — I&D Financial Overview(a)

	Three months ended		Six months ended
Millions of U.S. dollars	June 30, 2011	March 31, 2011	June 30, 2011
Operating income	$235	$234	$469
EBITDA	314	270	584

(a)	Operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended June 30, 2011 versus three months ended March 31, 2011 — I&D segment EBITDA increased $44 million versus the first quarter 2011. Decreased sales volumes, as a result of the end of the aircraft deicer season, were primarily responsible for lower PO and PO derivatives results. Intermediates profitability increased versus the first quarter 2011 as increased acetyls and styrene margins and a $41 million gain on the sale of spent silver catalyst boosted results.

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Refining & Oxyfuels (R&O) — The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, petrochemical raw materials, methyl tertiary butyl ether (MTBE) and ethyl tertiary butyl ether (ETBE).
Table 6 — R&O Financial Overview(a)

	Three months ended		Six months ended
Millions of U.S. dollars	June 30, 2011	March 31, 2011	June 30, 2011
Operating income	$296	$164	$460
EBITDA	353	210	563

(a)	Operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended June 30, 2011 versus three months ended March 31, 2011 — Refining & Oxyfuels segment EBITDA increased $143 million versus the first quarter 2011. The Houston refinery financial performance improved approximately $135 million versus first quarter 2011. Crude oil throughput at the Houston refinery increased slightly to 263,000 barrels per day. Refining margins improved as the average industry benchmark margin increased approximately $2 per barrel during the quarter. Margins realized at the Houston refinery increased by more than the industry benchmark due to the purchase and processing of advantaged crudes and operating benefits stemming from the first-quarter completion of the fluid catalytic cracker turnaround. Absent from second quarter results is the $34 million first-quarter Houston refinery insurance settlement. At the Berre refinery, results declined approximately $10 million from first quarter 2011 due to low naphtha prices relative to gasoline and additional crude costs related to the Libyan political situation. Throughput was reduced due to poor economics. Oxyfuels results improved approximately $50 million compared to the first quarter 2011 due to seasonally higher volumes and margins.
Technology Segment — The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.
Table 7 — Technology Financial Overview(a)

	Three months ended		Six months ended
Millions of U.S. dollars	June 30, 2011	March 31, 2011	June 30, 2011
Operating income	$23	$66	$89
EBITDA	42	91	133

(a)	Operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended June 30, 2011 versus three months ended March 31, 2011 — Results declined compared to the prior quarter due to lower licensing income and a $16 million charge related to the closing of a U.S. research facility.

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Liquidity
     Company liquidity, which we define as cash and cash equivalents plus funds available through established lines of credit, was approximately $7.1 billion on June 30, 2011. The cash balance was approximately $4.9 billion (including restricted cash) on June 30, 2011.
Capital Spending

Capital expenditures, including maintenance turnaround, catalyst and IT related expenditures, were $261 million during the second quarter 2011.
CONFERENCE CALL
     LyondellBasell will host a conference call today, July 29, 2011, at 11:00 a.m. ET. Participating on the call will be: Jim Gallogly, Chief Executive Officer; Kent Potter, Executive Vice President and Chief Financial Officer; Sergey Vasnetsov, Senior Vice President — Strategic Planning and Transactions; and Doug Pike, Vice President of Investor Relations. The toll-free dial-in number in the U.S. is 888-982-4611. For international numbers, please go to our website, www.lyondellbasell.com/teleconference, for a complete listing of toll-free numbers by country. The pass code for all numbers is 9704313.
     A replay of the call will be available from 1:00 p.m. ET July 29 to 1:00 p.m. ET on Aug. 29. The replay dial-in numbers are 800-510-9771 (U.S.) and +1 402-344-6800 (international). The pass code for each is 4765.
     A copy of the slides that accompany the call will be available on our website at http://www.lyondellbasell.com/earnings.
ABOUT LYONDELLBASELL
     LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies. The company manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive components, home furnishings, construction materials and biofuels. More information about LyondellBasell can be found at www.lyondellbasell.com.
FORWARD-LOOKING STATEMENTS
     The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil and natural gas; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions

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(including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; current and potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our substantial debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2010, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.
NON-GAAP MEASURES
     This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.
We have included EBITDA in this press release, as we believe that EBITDA is a measure commonly used by investors. However, EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. For purposes of this release and our other disclosures, EBITDA means earnings before interest, taxes, depreciation, amortization and restructuring costs, as adjusted for other items management does not believe are indicative of the Company’s underlying results of operations, including but not limited to, impairment charges, reorganization items and the effect of mark-to-market accounting on our warrants, to the extent applicable, as shown in Table 9 at the end of this release. EBITDA also includes dividends from joint ventures. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity.

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     Reconciliations of non-GAAP financial measures to their nearest comparable GAAP financial measures are provided in the financial tables at the end of this release.
OTHER FINANCIAL MEASURE PRESENTATION NOTES
          As a result of the Company’s reorganization proceedings and its emergence from Chapter 11, financial results are prepared and disclosed for a predecessor company for the time period before May 1, 2010, and the successor company for time periods after April 30, 2010, the date of emergence. For financial accounting purposes, the predecessor and successor companies are considered to be two separate entities. As a result of the reorganization and application of fresh-start accounting, the results of operations of the predecessor and successor companies may not be comparable.
     This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
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Source: LyondellBasell
Media Contact: David Harpole (713) 309-4125
Investor Contact: Doug Pike (713) 309-4590

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Table 8 — Reconciliation of Segment Information to Consolidated Financial Information

	2011			2010
(Millions of U.S. dollars)	Q1	Q2	YTD	May 1 - June 30	Q3	Q4
Sales and other operating revenues:
Olefins & Polyolefins — Americas	$3,572	$4,010	$7,582	$2,004	$3,247	$3,155
Olefins & Polyolefins — Europe, Asia, International	3,944	4,264	8,208	2,140	3,247	3,342
Intermediates & Derivatives	1,692	1,777	3,469	940	1,453	1,361
Refining & Oxyfuels	4,720	5,833	10,553	2,403	3,867	4,051
Technology	139	126	265	75	157	133
Other/elims	(1,815)	(1,968)	(3,783)	(790)	(1,669)	(1,432)

Total	$12,252	$14,042	$26,294	$6,772	$10,302	$10,610

Operating income (loss):
Olefins & Polyolefins — Americas	$421	$509	$930	$149	$448	$446
Olefins & Polyolefins — Europe, Asia, International	179	207	386	114	231	66
Intermediates & Derivatives	234	235	469	109	207	196
Refining & Oxyfuels	164	296	460	14	83	144
Technology	66	23	89	23	38	8
Other	1	(5)	(4)	13	(19)	(16)

Total	$1,065	$1,265	$2,330	$422	$988	$844

Depreciation and amortization:
Olefins & Polyolefins — Americas	$58	$59	$117	$51	$42	$58
Olefins & Polyolefins — Europe, Asia, International	57	66	123	33	60	53
Intermediates & Derivatives	34	37	71	23	30	28
Refining & Oxyfuels	42	46	88	9	55	43
Technology	24	16	40	6	40	32
Other	—	—	—	7	(5)	(7)

Total	$215	$224	$439	$129	$222	$207

EBITDA: (a)
Olefins & Polyolefins — Americas	$484	$578	$1,062	$198	$492	$505
Olefins & Polyolefins — Europe, Asia, International	333	275	608	174	289	125
Intermediates & Derivatives	270	314	584	128	243	228
Refining & Oxyfuels	210	353	563	21	140	212
Technology	91	42	133	29	78	44
Other	14	(9)	5	72	(44)	(29)

Total EBITDA	1,402	$1,553	$2,955	622	1,198	1,085
2010 LCM inventory valuation adjustments	—	—	—	333	32	(323)

Total excluding 2010 LCM inventory valuation adjustments	$1,402	$1,553	$2,955	$955	$1,230	$762

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins — Americas	$66	$138	$204	$50	$40	$56
Olefins & Polyolefins — Europe, Asia, International	42	37	79	31	32	43
Intermediates & Derivatives	5	15	20	5	39	32
Refining & Oxyfuels	101	58	159	22	34	52
Technology	7	3	10	3	7	9
Other	1	10	11	5	6	12

Total	222	261	483	116	158	204
Deferred charges included above	(1)	—	(1)	(3)	(5)	(4)

Capital expenditures	$221	$261	$482	$113	$153	$200

(a)	See Table 9 for a reconciliation of total EBITDA, excluding LCM inventory valuation adjustments, to net income.

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Table 9 — Reconciliation of EBITDA to Net Income

	2011			2010
				May 1 -
(Millions of U.S. dollars)	Q1	Q2	YTD	June 30	Q3	Q4
Segment EBITDA:
Olefins & Polyolefins — Americas	$484	$578	$1,062	$198	$492	$505
Olefins & Polyolefins — Europe, Asia, International	333	275	608	174	289	125
Intermediates & Derivatives	270	314	584	128	243	228
Refining & Oxyfuels	210	353	563	21	140	212
Technology	91	42	133	29	78	44
Other	14	(9)	5	72	(44)	(29)

Total EBITDA	1,402	1,553	2,955	622	1,198	1,085
LCM inventory valuation adjustments	—	—	—	333	32	(323)

Total EBITDA excluding LCM inventory valuation adjustments	1,402	1,553	2,955	955	1,230	762
Add:
Income from equity investment	58	73	131	27	29	30
Unrealized foreign exchange (loss) gain	(3)	4	1	(14)	(7)	(1)
Gain on sale of Flavors and Fragrances business	—	—	—	—	—	64
Deduct:
2010 LCM inventory valuation adjustments	—	—	—	(333)	(32)	323
Depreciation and amortization	(215)	(224)	(439)	(129)	(222)	(207)
Impairment charge	(5)	(13)	(18)	—	—	(28)
Reorganization items	(2)	(28)	(30)	(8)	(13)	(2)
Interest expense, net	(155)	(164)	(319)	(120)	(186)	(222)
Joint venture dividends received	(96)	(11)	(107)	(28)	—	(6)
Provision for (benefit from) income taxes	(263)	(388)	(651)	(28)	(254)	112
Fair value change in warrants	(59)	6	(53)	17	(76)	(55)
Other	(2)	(5)	(7)	8	(2)	(4)

Net income	660	803	1,463	347	467	766
Less: Net (income) loss attributable to non-controlling interests	3	1	4	(5)	7	5

Net income attributable to LyondellBasell Industries	$663	$804	$1,467	$342	$474	$771

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Table 10 — Selected Segment Operating Information

	2011			2010
	Q1	Q2	YTD	Q1	Q2	Q3	Q4	YTD
Olefins and Polyolefins — Americas
Volumes (million pounds)
Ethylene produced	2,089	1,929	4,018	2,019	1,998	2,184	2,152	8,353
Propylene produced	769	556	1,325	755	777	790	695	3,017
Polyethylene sold	1,405	1,377	2,782	1,330	1,320	1,472	1,347	5,469
Polypropylene sold	585	611	1,196	615	670	675	611	2,571
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	94.60	102.34	98.50	78.88	78.05	76.09	85.24	79.58
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	107.83	118.34	113.17	80.02	82.16	79.64	89.33	82.80
Natural gas (USD per million BTUs)	4.19	4.43	4.31	5.36	4.04	4.35	4.17	4.48
U.S. weighted average cost of ethylene production (cents/pound)	32.6	33.8	33.2	34.3	26.7	25.2	33.8	30.0
U.S. ethylene (cents/pound)	49.3	57.5	53.4	52.3	45.6	38.3	47.3	45.9
U.S. polyethylene [high density] (cents/pound)	87.7	95.3	91.5	83.3	84.0	77.7	83.7	82.2
U.S. propylene (cents/pound)	71.7	87.3	79.5	61.5	63.3	56.2	57.3	59.6
U.S. polypropylene [homopolymer] (cents/pound)	100.8	113.8	107.3	87.8	89.8	82.7	83.8	86.0

Olefins and Polyolefins — Europe, Asia, International
Volumes (million pounds)
Ethylene produced	997	999	1,996	861	842	994	913	3,610
Propylene produced	608	631	1,239	509	540	636	560	2,245
Polyethylene sold	1,305	1,279	2,584	1,239	1,230	1,316	1,275	5,060
Polypropylene sold	1,704	1,631	3,335	1,538	1,762	1,891	1,832	7,023
Benchmark Market Prices
Western Europe weighted average cost of ethylene production (€0.01 per pound)	34.7	35.4	35.0	28.7	27.3	26.5	35.7	29.5
Western Europe ethylene (€0.01 per pound)	52.0	54.7	53.4	41.6	43.7	43.1	44.3	43.2
Western Europe polyethylene [high density] (€0.01 per pound)	62.1	65.9	64.0	51.4	53.8	52.4	52.5	52.5
Western Europe propylene (€0.01 per pound)	50.8	55.3	53.1	38.9	45.1	43.1	42.6	42.4
Western Europe polypropylene [homopolymer] (€0.01 per pound)	66.6	69.4	68.0	51.3	60.3	60.3	58.9	57.7

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	838	791	1,629	869	781	872	860	3,382
Ethylene oxide and derivatives	288	277	565	265	250	206	251	972
Styrene monomer	852	817	1,669	589	780	827	685	2,881
Acetyls	439	417	855	379	439	405	484	1,707
TBA Intermediates	485	459	944	472	470	454	425	1,821

Refining and Oxyfuels
Volumes
Houston Refining crude processing rate (thousands of barrels per day)	258	263	261	263	189	261	233	236
Berre Refinery crude processing rate (thousands of barrels per day)	101	85	93	73	99	99	80	88
MTBE/ETBE sales volumes (million gallons)	196	206	398	189	236	248	218	891
Benchmark Market Margins
Light crude oil - 2-1-1(a)	6.00	10.28	8.18	6.94	10.39	7.66	9.01	8.51
Light crude oil — Maya differential(a)	17.87	15.50	16.82	9.08	9.91	8.52	9.60	9.31
Urals 4-1-2-1 (USD per barrel)	7.79	7.71	7.75	5.98	7.27	5.94	6.62	6.44
MTBE — Northwest Europe (cents per gallon)	58.9	92.7	75.4	49.3	46.2	44.3	18.7	39.5

Source: CMAI, Bloomberg, LyondellBasell Industries

(a)	Prices prior to 2011 use WTI as the light crude oil benchmark. Beginning in 2011, Light Louisiana Sweet (“LLS”) is used as the light crude oil benchmark.

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Table 11 — Unaudited Income Statement Information

	2011			2010
				May 1 -
(Millions of U.S. dollars, except per share data)	Q1	Q2	YTD	June 30	Q3	Q4
Sales and other operating revenues	$12,252	$14,042	$26,294	$6,772	$10,302	$10,610
Cost of sales	10,943	12,474	23,417	6,198	9,075	9,494
Selling, general and administrative expenses	211	247	458	129	204	231
Research and development expenses	33	56	89	23	35	41

Operating income	1,065	1,265	2,330	422	988	844
Income from equity investments	58	73	131	27	29	30
Interest expense, net	(155)	(164)	(319)	(120)	(186)	(222)
Other income (expense), net	(43)	45	2	54	(97)	(60)

Income before income taxes and reorganization items	925	1,219	2,144	383	734	592
Reorganization items	(2)	(28)	(30)	(8)	(13)	(2)

Income before taxes	923	1,191	2,114	375	721	590
Provision for (benefit from) income taxes	263	388	651	28	254	(112)

Income from continuing operations	660	803	1,463	347	467	702
Income from discontinued operations, net of tax	—	—	—	—	—	64

Net income	660	803	1,463	347	467	766
Less: Net (income) loss attributable to non-controlling interests	3	1	4	(5)	7	5

Net income attributable to the Company	$663	$804	$1,467	$342	$474	$771

LyondellBasell Industries	12
www.lyondellbasell.com

Table 12 — Unaudited Cash Flow Information

	2011			2010
				May 1 -
(Millions of U.S. dollars)	Q1	Q2	YTD	June 30	Q3	Q4
Net cash provided by operating activities	$221	$1,026	$1,247	$1,105	$1,125	$728

Net cash used in investing activities	(216)	(435)	(651)	(110)	(157)	(46)

Net cash provided by (used in) financing activities	28	(327)	(299)	133	(88)	(1,239)

LyondellBasell Industries	13
www.lyondellbasell.com